Harry Winston Diamond Corporation's Second Quarter Fiscal 2009 Results to be released Tuesday, September 9, 2008

TORONTO, (Aug 26, 2008) - Harry Winston Diamond Corporation (TSX: HW; NYSE:HWD) will release its Second Quarter Fiscal 2009 results for the period ended July 31, 2008, after market hours on Tuesday, September 9, 2008.

Beginning at 10:00AM (EDT) on Wednesday, September 10, the company will host a conference call for analysts, investors and other interested parties. Listeners may access a live broadcast of the conference call on the company's investor relations web site at http://investor.harrywinston.com or by dialing 866-713-8564 within North America or 617-597-5312 from international locations and entering passcode 73778735.

An online archive of the broadcast will be available by accessing the company's investor relations web site at http://investor.harrywinston.com. A telephone replay of the call will be available one hour after the call through 11:00PM (EDT), Wednesday, September 24, 2008, by dialing 888-286-8010 within North America or 617-801-6888 from international locations and entering passcode 16919976.

About Harry Winston Diamond Corporation

Harry Winston Diamond Corporation (TSX: HW; NYSE: HWD) is a specialist diamond enterprise with assets in the mining and retail segments of the diamond industry. The company supplies rough diamonds to the global market from its 40% interest in the Diavik Diamond Mine, located in Canada's Northwest Territories. The company's retail division, Harry Winston Inc., is a premier jewelry and timepiece retailer with salons in key locations including New York, Paris, London, Beijing, Tokyo and Beverly Hills. For more information, please visit www.harrywinston.com or for investor information, visit http://investor.harrywinston.com

For further information, please contact:

Kelley Stamm, Manager, Investor Relations – (416) 362-2237 ext 223 or kstamm@harrywinston.com